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                                                                     EXHIBIT 2.2


               FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT (this "Amendment") TO THE AGREEMENT AND PLAN OF MERGER dated as of August 6, 1999, hereby amends the Agreement and Plan of Merger, dated as of January 10, 1999 (the "Agreement"), among NABORS INDUSTRIES, INC., a Delaware corporation ("Parent"), STARRY ACQUISITION CORP., a Texas corporation ("Merger Sub") and a wholly owned subsidiary of Parent, and POOL ENERGY SERVICES CO., a Texas corporation (the "Company"). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

         1. Section 2.1(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

         "Each share of common stock, without par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares held by the Company or any of its Subsidiaries (as defined in Section 9.3(g)), such shares being governed by Section 2.1(d) of this Agreement, and excluding any shares held by Parent or any of its Subsidiaries, such shares being governed by Section 2.1(f) of this Agreement), including the associated Company Rights, if any, outstanding at the Effective Time pursuant to the Company Rights Plan (as such terms are defined in Section 4.2), shall be converted into the right to receive 1.025 fully paid, nonassessable shares of common stock (the "Exchange Ratio"), par value $.10 per share, of Parent ("Parent Common Stock").

         2. Section 2.1(d) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

         "Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto."

         3. Section 2.1(e) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

         "Each share of common stock, par value $.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (such number of shares, the "Merger Sub Number") shall be converted into a number of fully paid, nonassessable shares of common stock of the Surviving Corporation as is equal to the result obtained by dividing
         (i) the aggregate number of shares of



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         Company Common Stock converted into Parent Common Stock pursuant to
         Section 2.1(a) of this Agreement by (ii) the Merger Sub Number."

         4. Section 2.1 of the Agreement is hereby amended by adding the following thereto as a new subsection (f):

         "(f) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent or any Subsidiary of Parent shall be unaffected by the Merger and shall remain outstanding following the Effective Time as one fully paid, nonassessable share of common stock of the Surviving Corporation."

         5. Section 8.1(a)((v) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

         "By either Parent or the Company, if the Merger shall not have been consum mated on or before October 1, 1999, provided, however, that such date shall be extended for up to an additional six months if the applicable waiting period under the HSR Act shall not have expired or been terminated by such date (unless the failure to consummate the Merger by the applicable date shall be due to the action or failure to act of the party seeking to terminate this Agreement);"

         6. Exhibit 1.4A (the Restated Articles of Incorporation of the Company) is hereby amended by deleting the first sentence under the caption
"Article IV" and replacing it with the following:

         "The aggregate number of shares which the corporation shall have the authority to issue is 30,000,000 shares of common stock of the par value of $.10 each."

         7. The Agreement as amended hereby, is and shall continue to be in full force and effect, and is hereby in all respects ratified and confirmed.

         8. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    NABORS INDUSTRIES, INC.



                                    By:     /s/ Bruce P. Koch
                                       -----------------------------------------
                                                Bruce P. Koch
                                            Vice President-Finance



                                    STARRY ACQUISITION CORP.



                                    By:     /s/ Bruce P. Koch
                                       -----------------------------------------
                                                Bruce P. Koch
                                            Vice President-Finance


                                    POOL ENERGY SERVICES CO.



                                    By:     /s/ J.T. Jongebloed
                                       -----------------------------------------
                                                J. T. Jongebloed
                                         Chairman, President and Chief
                                                Executive Officer








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